Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Zarlink Semiconductor Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except share amounts, U.S. GAAP)

(Unaudited)

	June 24, 2011	March 25, 2011
ASSETS
Current assets:
Cash and cash equivalents	$130,744	$128,197
Trade accounts receivable – less allowance for doubtful accounts of $5 (March 25, 2011 – $11)	18,311	21,754
Other accounts receivable – less allowance for doubtful accounts of $Nil (March 25, 2011 – $Nil)	3,691	2,820
Inventories	24,842	23,840
Prepaid expenses and other	1,528	1,842
Deferred income tax assets – current portion	1,313	1,930

	180,429	180,383

Fixed assets – net of accumulated depreciation of $27,764 (March 25, 2011 – $27,790)	7,828	8,036
Deferred income tax assets – long-term portion	36,812	36,818
Long-term investment	5,001	5,001
Intangible assets – net	32,814	34,549
Other assets	2,658	2,855

	$265,542	$267,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$14,255	$15,286
Employee-related payables	7,197	12,429
Income and other taxes payable	1,450	1,396
Current portion of provisions for exit activities	823	141
Other accrued liabilities	6,680	6,138
Deferred revenue	3,533	3,662

	33,938	39,052

Long-term debt – convertible debentures	71,950	72,473
Long-term portion of provisions for exit activities	67	85
Pension liabilities	400	381
Long-term accrued income taxes	2,034	2,034
Other long-term liabilities	1,676	1,413

	110,065	115,438

Redeemable preferred shares (Notes 13 and 21 ), unlimited shares authorized; non-voting; 966,600 shares issued and outstanding (March 25, 2011 – 966,600 shares issued and outstanding)	12,372	12,372

Guarantees, commitments and contingencies (Notes 11 and 12 )

Shareholders’ equity:
Common shares, unlimited shares authorized; no par value; 121,679,790 shares issued and 120,304,790 outstanding (March 25, 2011 – 121,413,459 shares issued and 120,038,459 outstanding)	728,401	727,492
Treasury shares, at cost, 1,375,000 shares (March 25, 2011 – 1,375,000 shares)	(2,783)	(2,783)
Additional paid-in capital	45,664	45,198
Deficit	(594,983)	(596,880)
Accumulated other comprehensive loss	(33,194)	(33,195)

	143,105	139,832

	$265,542	$267,642

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements.)

Zarlink Semiconductor Inc .

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of U.S. dollars, except per share amounts, U.S. GAAP)

(Unaudited)

	Three Months Ended
	June 24, 2011	June 25, 2010
Revenue	$55,428	$58,664
Cost of revenue	26,206	28,815

Gross margin	29,222	29,849

Expenses:
Research and development (“R&D”)	11,494	10,565
Selling and administrative (“S&A”)	12,089	10,133
Amortization of intangible assets	1,736	1,736
Loss on pension settlement	—	1,880

	25,319	24,314

Operating income	3,903	5,535

Interest income	209	30
Interest expense	(1,095)	(1,024)
Amortization of debt issue costs	(160)	(160)
Foreign exchange gain	178	481

Income from continuing operations before income taxes	3,035	4,862
Income tax expense	(659)	(474)

Income from continuing operations	2,376	4,388
Income from discontinued operations, net of tax	—	5,868

Net income	$2,376	$10,256

Net income attributable to common shareholders after preferred share dividends and premiums on preferred share repurchases	$1,897	$9,412

Income per common share from continuing operations:
Basic and diluted	$0.02	$0.03

Income per common share from discontinued operations:
Basic	$—	$0.05

Diluted	$—	$0.04

Net income per common share:
Basic	$0.02	$0.08

Diluted	$0.02	$0.07

Weighted-average number of common shares outstanding (thousands):
Basic	120,147	120,920

Diluted	123,786	152,444

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements.)

Zarlink Semiconductor Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars, U.S. GAAP)

(Unaudited)

	Three Months Ended
	June 24, 2011	June 25, 2010
CASH PROVIDED BY (USED IN)
Operating activities:
Net income	$2,376	$10,256
Depreciation of fixed assets	751	798
Amortization of other assets	1,896	1,896
Stock compensation expense	1,220	340
Other non-cash changes in operating activities	208	(3,436)
Deferred income taxes	623	1,929
Decrease (increase) in working capital:
Trade accounts and other receivables	2,572	7,198
Inventories	(1,002)	(976)
Prepaid expenses and other	314	132
Payables and other accrued liabilities	(5,129)	(4,023)
Deferred revenue	(129)	(229)

Total	3,700	13,885

Investing activities:
Expenditures for fixed assets	(611)	(874)
Proceeds from sale of business – net	—	13,509

Total	(611)	12,635

Financing activities:
Payment of dividends on preferred shares	(493)	(476)
Repurchase of preferred shares	—	(796)
Exercise of stock options	632	73

Total	139	(1,199)

Effect of currency translation on cash	(681)	(797)

Increase in cash and cash equivalents	2,547	24,524
Cash and cash equivalents, beginning of period	128,197	74,369

Cash and cash equivalents, end of period	$130,744	$98,893

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements.)

Zarlink Semiconductor Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands of U.S. dollars, U.S. GAAP)

(Unaudited)

	Common Shares
	Number (thousands)	Amount	Additional Paid-in Capital	Treasury Shares, at Cost	Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance, March 26, 2010	120,907	$733,357	$39,838	$(1,289)	$(664,110)	$(36,097)	$71,699
Net income	—	—	—	—	10,256	—	10,256
Foreign currency translation adjustment	—	—	—	—	—	(49)	(49)
Minimum pension liability	—	—	—	—	—	2,817	2,817

Comprehensive income							13,024

Issuance of common shares under share benefit plans	88	101	(28)	—	—	—	73
Stock compensation expense	—	—	227	—	—	—	227
Preferred share dividends	—	—	—	—	(460)	—	(460)
Premiums on preferred share repurchases	—	—	(384)	—	—	—	(384)

Balance, June 25, 2010	120,995	$733,458	$39,653	$(1,289)	$(654,314)	$(33,329)	$84,179

Balance, March 25, 2011	120,038	$727,492	$45,198	$(2,783)	$(596,880)	$(33,195)	$139,832
Net income	—	—	—	—	2,376	—	2,376
Foreign currency translation adjustment	—	—	—	—	—	1	1

Comprehensive income							2,377

Issuance of common shares under share benefit plans	267	909	(277)	—	—	—	632
Stock compensation expense	—	—	743	—	—	—	743
Preferred share dividends	—	—	—	—	(479)	—	(479)

Balance, June 24, 2011	120,305	$728,401	$45,664	$(2,783)	$(594,983)	$(33,194)	$143,105

(See accompanying notes. The accompanying notes are an integral part of the consolidated financial statements.)

Zarlink Semiconductor Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars, U.S. GAAP)

(Unaudited)

1.	Basis of Presentation

These unaudited interim consolidated financial statements have been prepared by Zarlink Semiconductor Inc. (“Zarlink” or the “Company”) in United States (“U.S.”) dollars, unless otherwise stated, and in accordance with accounting principles generally accepted in the U.S. for interim financial statements. Accordingly, these interim consolidated financial statements do not include all information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at June 24, 2011, and the results of operations and cash flows of the Company for the three month periods ended June 24, 2011, and June 25, 2010, in accordance with U.S. GAAP, applied on a consistent basis. The consolidated financial statements include the accounts of Zarlink and its wholly owned subsidiaries. Inter-company transactions and balances have been eliminated.

The balance sheet at March 25, 2011 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company’s Annual Report on Form 20-F for the year ended March 25, 2011. The Company’s Fiscal year-end is the last Friday in March.

At the beginning of Fiscal 2012, the Company prospectively applied a change in accounting estimate for calculating depreciation on its fixed assets. As allowable under Accounting Standards Codification (“ASC”) 360, the Company has elected to account for parts of a fixed asset as separate items (major components) if they are individually significant and have different useful lives. This results in different depreciation rates being applied for some components of existing fixed assets beginning in Fiscal 2012. This change in estimate has no material effect on the Company’s financial results.

Operating segments are components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. In all periods presented, the Company operated in one reportable segment: semiconductor products. Within the one reportable segment, the Company had two operating segments: Communication Products and Medical Products. Prior to Fiscal 2012 the Company also had a Custom and Other operating segment. Zarlink expects a significant decline in Custom and Other revenue in Fiscal 2012, as well as the foreseeable future, given the Company’s decision not to pursue new business for these products. Accordingly, the Company ceased treating Custom and Other as an operating segment for financial reporting purposes starting in Fiscal 2012 as it is no longer separately monitored by the Chief Executive Officer who is the chief operating decision maker. Remaining Custom and Other business is now included within Communication Products or Medical Products. Additionally, Fiscal 2011 comparative figures have been reclassified to conform to this presentation.

The Company has aggregated its operating segments under the criteria set forth by the Segment Reporting Topic of the Financial Accounting Standards Board (“FASB”) ASC, and is viewed as a single reporting segment.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year or future periods.

2.	Recently Issued Accounting Pronouncements

In April 2010, the FASB issued Accounting Standards Update (“ASU”), 2010-17, to provide guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. The amendments in this ASU are effective prospectively for milestones achieved in Fiscal Years beginning on or after June 15, 2010. The Company adopted this ASU in Fiscal 2012. The adoption of this ASU did not have a material impact on Company’s consolidated financial statements.

In October 2009, the FASB issued ASU, 2009-14, to address concerns raised by constituents relating to the accounting for revenue arrangements that contain tangible products and software. The amendments in this ASU change the accounting model for revenue arrangements that include both tangible products and software elements. Tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality will no longer be within the scope of guidance in the Software – Revenue Recognition Subtopic of the FASB ASC. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010. The Company adopted this ASU in Fiscal 2012. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued ASU, 2009-13, to address the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. This ASU provides amendments to the criteria in the Revenue Recognition – Multiple-Element Arrangements Subtopic of the FASB ASC. As a result of those amendments, multiple-deliverable arrangements will be separated in more circumstances than under existing U.S. GAAP. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in Fiscal Years beginning on or after June 15, 2010. The Company adopted this ASU in Fiscal 2012. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

3.	Derivatives and Hedging Activities

The Company operates globally and, therefore, incurs expenses in currencies other than its U.S. dollar functional currency. The Company utilizes certain derivative financial instruments, including forward and option contracts, to enhance its ability to manage foreign currency exchange rate risk that exists as part of its ongoing operations. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. The Company does not use derivative contracts for speculative purposes.

In accordance with the Derivatives and Hedging Topic of the FASB ASC, all derivative instruments are carried on the Company’s balance sheet at fair value, and are reflected in prepaid expenses or other accrued liabilities. The Company primarily designates derivatives as cash flow hedges. When the derivative is designated as a cash flow hedge, the effective portions of changes in fair value of the derivative are recorded in Other Comprehensive Income (“OCI”) and are recognized in net income (loss) against the hedged item when that hedged item affects net income (loss). The gains and losses associated with ineffective portions of the derivative, as well as any derivatives not designated as part of a hedging relationship, or terminated hedges, are recognized in net income (loss) immediately within the foreign exchange line item of the Consolidated Statement of Income (Loss).

At June 24, 2011 and March 25, 2011, the Company held no derivative financial instruments.

4.	Fair Value Measurements

The Company adopted the Fair Value Measurements and Disclosure Topic of the FASB ASC as of March 29, 2008. This Topic applies to certain assets and liabilities that are being measured and reported on a fair value basis. The Topic defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosure about fair value measurements. This enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The Topic requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The Company’s financial instruments include cash and cash equivalents, trade and other accounts receivable, long-term note receivable, long-term investment, trade accounts payable, other accrued liabilities, foreign exchange forward and option contracts (“foreign exchange contracts”), redeemable preferred shares and convertible debentures. Due to the short-term maturity of cash and cash equivalents, trade and other accounts receivable, trade accounts payable and other accrued liabilities, the carrying values of these instruments are reasonable estimates of their fair value. The fair value of the foreign exchange contracts reflects the estimated amount that the Company would receive or would have been required to pay if forced to settle all outstanding contracts at period-end. This fair value represents a point-in-time estimate that may not be relevant in predicting the Company’s future earnings or cash flows. The fair value of all the Company’s financial instruments approximates their carrying value with the exception of the long-term note receivable, long-term investment, convertible debentures, and redeemable preferred shares.

The long-term note receivable was issued to the Company on the sale of the Järfälla, Sweden campus in Fiscal 2011. This term note is payable to the Company over five years in annual principal payments of $0.5 million (3.0 million Swedish krona) plus applicable interest. The note bears interest at 5% per year, which at the time of the sale was the market rate for similar instruments; therefore no premium or discount was required. The note is carried on the Consolidated Balance Sheet at face value of $2.3 million (15.0 million Swedish krona). The Company must evaluate the note for indicators of impairment on an ongoing basis. The term note is guaranteed by the buyer’s ultimate parent entity – Kvalitena AB. As at June 24, 2011, the Company is not aware of any indicators that could preclude it from collecting the contractual interest and principal payments as scheduled.

The Company’s financial assets also include a long-term investment in a non-publicly traded company. The Company carries the investment at cost of $5.0 million, as the fair value is not readily determinable. The Company considers net realizable value for this investment in a non-publicly traded company for purposes of determining asset impairment losses. See Note 6 for additional disclosure on this investment.

Fair value of financial instruments not accounted for at fair value but that are traded in active markets are as follows (in thousands):

	Carrying Value	Fair Value
June 24, 2011
Convertible debentures	$71,950	$80,584
Redeemable preferred shares	$12,372	$24,997
March 25, 2011
Convertible debentures	$72,473	$76,821
Redeemable preferred shares	$12,372	$25,999

On June 27, 2011, the Company redeemed all of its outstanding Cdn $2.00 Cumulative Redeemable Convertible Preferred Shares, 1983 R&D Series (the “1983 R&D Series Shares”) in accordance with the share conditions attaching to those shares. The shares were delisted by the Toronto Stock Exchange (“TSX”) on redemption.

See also Note 10 and Note 13 for additional disclosure on these balance sheet items.

5.	Inventories

Inventories (net of obsolescence provisions of $6.5 million and $6.9 million at June 24, 2011 and March 25, 2011, respectively) consist of the following (in thousands):

	June 24, 2011	March 25, 2011
Raw materials	$1,158	$1,073
Work-in-process	15,304	15,774
Finished goods	8,380	6,993

	$24,842	$23,840

6.	Long-Term Investment

During Fiscal 2011, the Company made an equity investment of $5.0 million in voting and non-voting preferred shares and warrants of Multigig, Inc. (“Multigig”), a U.S. private fabless semiconductor company that provides advanced clock generation and timing products for the wired and wireless communications markets. The Company controls approximately 17% of the voting shares of Multigig on a diluted basis. The Company accounts for this investment at cost as Multigig shares are not traded publicly and it is not practicable to estimate the fair value of the investment.

The Company must evaluate its investment in Multigig for impairment. In making this judgment, the Company considers the investee’s cash position, projected cash flows (both short and long-term), financing needs, most recent valuation data, the current investing environment, management/ownership changes, and competition. This evaluation process is based on information that the Company requests from this privately held company. This information is not subject to the same disclosure and audit requirements as the reports required of Canadian and U.S. public companies, and as such, the reliability and accuracy of the data may vary. Based on this evaluation, as at June 24, 2011, the Company is not aware of any events or changes in circumstances which indicate that the carrying value of the investment should be impaired.

The long-term investment at June 24, 2011 and March 25, 2011, consisted of the following (in thousands):

	June 24, 2011	March 25, 2011
Equity investment in Multigig, Inc.	$5,001	$5,001

	$5,001	$5,001

In addition to the investment, the Company also entered into agreements with Multigig which provide Zarlink with rights to sell certain technology developed by Multigig, and require the Company to invest in some of Multigig’s R&D initiatives.

7.	Intangible Assets

The Company acquired the optical in/out business of Primarion Inc. (“Primarion”) in Fiscal 2007 and the shares of Legerity Holdings Inc. (“Legerity”) in Fiscal 2008. During the first quarter of Fiscal 2011, the Company sold all intangible assets originally acquired from Primarion. See Note 19 for a discussion of this sale. The intangible asset values are as follows (in thousands):

	June 24, 2011			March 25, 2011
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Proprietary technology	$37,680	$(18,447)	$19,233	$37,680	$(17,270)	$20,410
Customer relationships	22,325	(8,744)	13,581	22,325	(8,186)	14,139

Total	$60,005	$(27,191)	$32,814	$60,005	$(25,456)	$34,549

Total amortization expense in the three-month periods ended June 24, 2011, and June 25, 2010, was $1.7 million in each period.

Assuming no subsequent impairment or sale of the underlying assets, the estimated future amortization expense related to these intangible assets is expected to be as follows: Fiscal 2012 – $5.2 million; Fiscal 2013 – $6.9 million; Fiscal 2014 – $6.9 million; Fiscal 2015 – $6.9 million; Fiscal 2016 – $3.8 million; thereafter – $3.0 million.

The acquired intangible assets are being amortized on a straight-line basis over their weighted average useful lives as follows:

Proprietary technology	8 years
Customer relationships	10 years
Total (weighted average life)	8.7 years

8.	Other Assets

Other assets consist of the following (in thousands):

	June 24, 2011	March 25, 2011
Capitalized debt issue cost - net	$802	$962
Long-term portion of note receivable	1,852	1,889
Other	4	4

	$2,658	$2,855

The Company incurred approximately $3.7 million in transaction costs relating to the issuance of convertible debentures in Fiscal 2008. These costs have been capitalized and are being amortized over five years, which is the term of the convertible debentures.

The five year long-term note was issued to the Company on the sale of the Järfälla, Sweden campus. The note is carried on the Consolidated Balance Sheet at face value of $2.3 million (15.0 million Swedish krona). The long-term portion of $1.9 million (12.0 million Swedish krona) is included in other assets. The short-term portion of $0.5 million (3.0 million Swedish krona) is included in other accounts receivable. For additional information on the note receivable, see Note 4.

9.	Provisions for Exit Activities

The Company has implemented the following restructuring activities in recent years:

First Quarter Fiscal 2012 Restructuring Plan

In connection with the activities related to the First Quarter Fiscal 2012 Restructuring Plan, the Company expects to incur a total of $3.1 million in restructuring costs. Since initiation, a total of $1.2 million has been incurred by the Company to June 24, 2011. In connection with this plan, in the first quarter of Fiscal 2012, the Company recorded charges of $0.5 million. The total provision remaining under this plan is $0.7 million.

Workforce Reductions

On May 25, 2011, the Company announced plans to redeploy a portion of its workforce as part of its strategy to focus on immediate revenue growth opportunities. In the first quarter of Fiscal 2012, the Company reduced its workforce by 16 employees. Overall, the Company estimates that its global workforce will be reduced by approximately 51 employees in Canada, the U.S., Sweden, and the United Kingdom. As a result of this workforce reduction, severance expenses of $1.2 million were recorded in the first quarter of Fiscal 2012. These expenses included $0.7 million in cost of revenue, $0.3 million in research and development, and $0.2 million in selling and administration. In connection with this plan, in the first quarter of Fiscal 2012, the Company recorded severance charges of $0.5 million. As at June 24, 2011, the total severance provision remaining under the plan is $0.7 million.

Lease and Contract Settlement

The Company leases a 21,900 square foot facility in Jarfalla, Sweden which is currently used for R&D and administration. The Company expects to incur approximately $0.9 million of lease and contract settlement charges in the second quarter of Fiscal 2012 related to the restructuring plan announced in the first quarter of Fiscal 2012.

Fourth Quarter Fiscal 2009 Restructuring Plan

In connection with the activities related to the Fourth Quarter Fiscal 2009 Restructuring Plan, since initiation, a total of $4.5 million has been incurred by the Company to June 24, 2011. The total provision remaining under this plan is $0.1 million.

Workforce Reductions

During the fourth quarter of Fiscal 2009, as a result of the economic slowdown, the Company announced planned restructuring actions to help maintain profitability by reducing its workforce by six to eight percent.

There is no remaining severance provision related to this plan at June 24, 2011, with no additional severance expenses relating to this plan expected in future periods.

Lease and Contract Settlement

As at June 24, 2011, there remains a provision for lease and contract settlement of $0.1 million related to this restructuring plan. This will be paid over the lease term, which expires in Fiscal 2014, unless settled earlier.

Other Restructuring Plans: Fiscal 2002-Fiscal 2008

Lease and Contract Settlement

As at June 24, 2011, there remains a lease and contract settlement provision of $0.1 million related to restructuring plans implemented from Fiscal 2002 to 2008. This will be paid over the lease term, which expires in Fiscal 2012.

Restructuring Provisions Continuity

The following table summarizes the continuity of these restructuring provisions for the three month period ended June 24, 2011 (in thousands):

	Workforce Reduction	Lease and Contract Settlement	Total
Balance, March 25, 2011	$—	$226	$226
Charges	1,216	—	1,216
Cash drawdowns	(495)	(37)	(532)
Reversals	—	—	—
Non-cash changes	(20)	—	(20)

Balance, June 24, 2011	701	189	890
Less: Long-term portion	—	(67)	(67)

Current portion of provisions for exit activities as at June 24, 2011	$701	$122	$823

10.	Long -Term Debt – Convertible Debentures

The Company has unsecured, subordinated convertible debentures with a carrying amount of $72.0 million (Cdn $70.9 million), maturing on September 30, 2012, bearing interest at 6.0% per annum and paid semi-annually. The Company may, at its option, elect to satisfy its obligation to pay the principal or interest amount of the convertible debentures, in whole or part, by the issuance of freely tradable common shares of the Company. Such election would require customary regulatory approval prior to issuance of the shares. The number of shares to be issued would be the amount sufficient to be sold in the market to satisfy the interest payable. See also Note 4 for fair value disclosure.

If the Company elected to satisfy its obligation for principal on the convertible debentures by issuing shares, the number of common shares to be issued would be determined by dividing the aggregate redemption price by 95% of the then current market price of the Company’s common shares.

The Company may not redeem the convertible debentures prior to September 30, 2011. Between October 1, 2011 and September 30, 2012, upon not less than 30 days written notice, the Company may elect to call the convertible debentures, in whole, or in part, from time to time, for payment in cash if the current market price of the common shares is greater than $3.11 (Cdn $3.06). The current market price is measured as the volume weighted average trading price on the Toronto Stock Exchange for the 20 consecutive trading days ending on the third business day preceding the date of which notice is given.

The convertible debentures are convertible under certain conditions, at the option of the holder, into a maximum of 28.9 million common shares at a conversion price of $2.49 (Cdn $2.45) per share.

As a result of the convertible debentures being denominated in Canadian dollars, while the Company’s functional currency is the U.S. dollar, the Company is required to revalue the convertible debentures into U.S. dollars at the period-end exchange rate. As a result of this revaluation, the Company incurs non-cash foreign currency gains or losses.

11.	Guarantees

Performance guarantees are contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an obligating agreement. At June 24, 2011, the Company had an outstanding performance guarantee related to a managed services agreement (“project agreement”) undertaken by its former Communications Systems business (“Systems”), which is now owned by and operated as Mitel Networks Corporation (“Mitel”). Mitel’s common shares are listed under the symbol “MITL” on the NASDAQ stock market. This performance guarantee remained with the Company following the sale of the Systems business. The project agreement and the Company’s performance guarantee expired on July 28, 2011. The terms of the project agreement continue to be fulfilled by Mitel. The maximum potential amount of future undiscounted payments the Company could be required to make under the guarantee, at June 24, 2011, was $32.0 million (20.0 million British pounds), assuming the Company is unable to secure the completion of the project. The Company was not aware of any factors as at June 24, 2011 that would prevent the project’s completion under the terms of the agreement. In the event that Mitel is unable to fulfill the commitments of the project agreement, the Company believes that an alternate third-party contractor could be secured to complete the agreement requirements. The Company has not recorded a liability in its consolidated financial statements associated with this guarantee.

In connection with the sale of the Systems business, the Company provided to the purchaser certain income tax indemnities with an indefinite life and with no maximum liability for the taxation periods up to February 16, 2001, the closing date of the sale. As at June 24, 2011, the Company does not expect these tax indemnities to have a material impact on its consolidated financial statements.

On September 29, 2010, the Company sold its campus in Järfälla, Sweden and entered into a Transition Services Agreement to perform prescribed services relating to the “clean rooms” at the facility and other management services. This agreement is in effect for a period of 24 months from the closing date. Under the terms of the Transition Services Agreement, the Company has agreed to indemnify the buyer for damages, including lost profits or diminished production, incurred by third parties in the event the Company breaches its obligations, in accordance with customary commercial terms.

The Company periodically has entered into agreements with customers and suppliers that include limited intellectual property indemnifications that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property infringement claims arising from these transactions. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

On a limited basis, the Company indemnifies customers against combinations of loss, expense, or liability, arising from various triggering events related to the sale and use of Company products. The Company has not accrued any liabilities related to such indemnification obligations in the consolidated financial statements. Additionally, the Company carries insurance to help mitigate against the financial impact of such claims. As at June 24, 2011, the Company does not expect these indemnification obligations to have a material impact on its consolidated financial statements.

The Company records a liability based upon its known product warranty obligations, and historical experience with warranty claims. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated. As at June 24, 2011, the warranty accrual was $10,000 (March 25, 2011 - $10,000).

12.	Commitments and Contingencies

The Company has credit facilities of $1.7 million (Cdn $1.7 million) and had letters of credit outstanding as at June 24, 2011 of $0.7 million (March 25, 2011 - $0.7 million), related to the Company’s Supplementary Executive Retirement Plan (“SERP”). These letters of credit expire within six months, and are typically renewed annually.

The Company is a defendant in a number of lawsuits and party to a number of other claims or potential claims that have arisen in the normal course of its business. The Company recognizes a provision for estimated loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In the opinion of the Company, any monetary liabilities or financial impacts of such lawsuits and claims or potential claims that exceed the amounts already recognized would not be material to the consolidated financial position of the Company or the consolidated results of its operations.

The Company has recorded provisions for income taxes and valuation allowances related to its estimate of tax expenses and recoveries. Certain taxation years are still subject to audit by authorities in various jurisdictions, which could result in adjustments to the Company’s tax provisions. Such adjustments could have a material impact on the consolidated financial position of the Company or the consolidated results of its operations.

13.	Redeemable Preferred Shares

Fixed cumulative cash dividends are payable quarterly at a rate of $0.51 (Cdn $0.50) per share. During the first quarter of Fiscal 2012, the Company announced the redemption of all issued and outstanding 1983 R&D Series Shares for $25.38 (Cdn $25.00) per share plus accrued but unpaid dividends. Accordingly, a partial dividend was declared of $0.5 million, being $0.49 (Cdn $0.48) per share, which was paid on the redemption date of June 27, 2011. Please see Note 21 for further discussion of the redemption.

During the three month periods ended June 24, 2011, and June 25, 2010, the Company repurchased $Nil and 32,200 1983 R&D Series Shares, respectively. All 1983 R&D Series Shares repurchased were cancelled.

14.	Capital Stock

a)	The Company has neither declared nor paid any dividends on its common shares.

b)	The net income per common share figures were calculated based on the net income after the deduction of preferred share dividends and premiums on the repurchase of preferred shares, and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method based on the average number of common shares, the average share price for the period and dilutive common share equivalents.

Net income attributable to common shareholders is computed as follows (in thousands):

	Three Months Ended
	June 24, 2011	June 25, 2010
Net income, as reported	$2,376	$10,256
Dividends on preferred shares	(479)	(460)
Premiums on repurchase of preferred shares	—	(384)

Net income attributable to common shareholders	$1,897	$9,412

Interest expense on convertible debt after tax	—	714
Issue costs on convertible debt after tax	—	111

Net income attributable to common shareholders on a fully diluted basis	$1,897	$10,237

The following table summarizes the common shares and dilutive common share equivalents used in the computation of the Company’s basic and diluted net income per common share. Net income per common share is computed using the weighted-average common shares outstanding assuming dilution.

	Three Months Ended
	June 24, 2011	June 25, 2010
Weighted average common shares outstanding	120,146,631	120,920,379
Dilutive effect of stock options	3,639,443	2,599,268
Dilutive effect of convertible debentures	—	28,924,081

Weighted average common shares outstanding, assuming dilution	123,786,074	152,443,728

The following stock options were excluded from the computation of common share equivalents because the options were anti-dilutive based on the treasury stock method:

	Three Months Ended
	June 24, 2011	June 25, 2010
Number of outstanding options	3,998,500	7,409,649
Average exercise price per share	$2.44	$2.04

The average exercise price of stock options granted in Canadian dollars was translated at the period-end U.S. dollar exchange rate.

The following common share equivalents related to the Company’s convertible debentures have been excluded from the computation of diluted income per share because they were anti-dilutive.

	Three Months Ended
	June 24, 2011	June 25, 2010
Number of common share equivalents upon conversion of convertible debentures	28,924,081	—
Conversion price per share (1)	$2.53	—

(1)	Conversion price is fixed at Cdn $2.45. Amount is calculated at the average Cdn/U.S. exchange rate for the quarter.

c)	Share repurchase program

During the first quarter of Fiscal 2012, the Company renewed its common share buy-back program. The share buy-back program allows the Company to purchase up to 11,803,556 common shares, or about 10% of its public float as of May 31, 2011, from June 7, 2011 to June 6, 2012. The bid does not commit the Company to make any share repurchases. The timing and exact number of common shares purchased under the bid will be at the Company’s discretion, will depend on market conditions, and may be suspended or discontinued at any time. All shares purchased by the Company under the bid will be cancelled. No share repurchases were made during the first quarter of Fiscal 2012 or during the first quarter of Fiscal 2011.

15.	Stock-Based Compensation

Stock compensation expense has been recorded as follows (in thousands):

	Three Months Ended
	June 24, 2011	June 25, 2010
Selling and administrative	$1,037	$253
Research and development	151	69
Cost of revenue	32	18

	$1,220	$340

The Stock Compensation Topic of the FASB ASC requires that stock-based awards to employees be recorded at fair value. The estimated fair value of awards is amortized to expense over the requisite service period of the awards on a straight-line basis.

The fair value of the Company’s stock option awards to employees was estimated using the Black-Scholes-Merton option pricing model. This model considers, among other factors, share prices, option prices, share price volatility, the risk-free interest rate, dividends, and expected option lives. In addition, the Topic requires that the Company estimate the number of stock options which will be forfeited. Expected share price volatility is estimated using historical data on volatility of the Company’s common shares. Expected option lives and forfeiture rates are estimated using historical data on employee exercise patterns. The risk-free interest rate is based on the yield of government bonds at the time of calculating the expense and for the period of the expected option life. When options are exercised the Company issues new common shares.

There were 855,000 options granted during the first quarter of Fiscal 2012. There were no options granted during the first quarter of Fiscal 2011. The fair value of the Company’s stock option awards was estimated using the Black-Scholes-Merton option pricing model with the following weighted average assumptions for the three-month periods ended June 24, 2011, and June 25, 2010:

	Three Months Ended
	June 24, 2011	June 25, 2010
Risk free interest rate	2.12%	—
Dividend yield	Nil	—
Volatility factor of the expected market price of the Company’s common shares	57.4%	—
Weighted average expected life of the options	4.9 years	—

Using the Black-Scholes-Merton option pricing model, the weighted-average fair value of the stock options granted during the three months ended June 24, 2011 was $1.21 per option, as compared to $Nil per option in the three months ended June 25, 2010.

A summary of the Company’s stock option activity is as follows:

	Three Months Ended
	June 24, 2011	June 25, 2010
Outstanding Options:
Balance, beginning of period	9,681,049	12,300,099
Granted	855,000	—
Exercised	(266,331)	(88,410)
Forfeited	(27,031)	(66,907)
Expired	(28,700)	(33,348)

Balance, end of period	10,213,987	12,111,434

As at June 24, 2011, there were 2,831,018 (March 25, 2011 – 3,630,287) options available for grant under the stock option plan approved by the Company’s shareholders on December 7, 2001. The exercise price is calculated in accordance with the plan requirements as the average market price for the five trading days preceding the date of the grant. The exercise price of outstanding stock options ranges from $0.23 to $3.02 per share with exercise periods extending to May 2017. The exercise price of stock options issued in Canadian dollars was translated at the period-end U.S. dollar exchange rate.

Stock compensation expense has also been recorded in circumstances where the terms of a previously fixed stock option were modified. In Fiscal 2011, the Company’s Board of Directors approved the modification of 591,000 options held by one employee. The modifications included the immediate vesting of unvested options and extending the exercise period between one and two years. As a result of these modifications, the Company recognized additional compensation expense of $0.9 million, of which $0.6 million was recognized in the three months ended June 24, 2011, and $0.3 million was recognized in Fiscal 2011.

On January 28, 2010, the Board of Directors approved implementation of a Medium-Term Cash Incentive Plan (“MTCI Plan”) for executive officers and key employees, as well as a Deferred Share Unit Plan (“DSU Plan”) for independent directors of the Company.

In accordance with the Stock Compensation Topic of the FASB ASC, for stock-based awards that are cash-settled and classified as liabilities, stock-based compensation cost is re-measured at each reporting date until the date of settlement. The fair value of units awarded is calculated based on the market price of the Company’s common shares on the date of grant, and is re-measured at each reporting date using the closing price on the TSX until the date of settlement. Deferred compensation liabilities are reflected in other accrued liabilities and other long-term liabilities on the Company’s balance sheet.

A summary of the Company’s MTCI Plan activity is as follows (in thousands except unit amounts):

	Three Months Ended June 24, 2011		Three Months Ended June 25, 2010
	MTCI Plan Units	Recorded Liability	MTCI Plan Units	Recorded Liability
Outstanding Units:
Balance, beginning of period	1,339,000	$535	685,000	$39
Granted	—	—	—	—
Redeemed	(56,000)	—	—	—
Forfeited	(10,000)	—	—	—
Change in liability	—	260	—	81

Balance, end of period	1,273,000	$795	685,000	$120

A summary of the Company’s DSU Plan activity is as follows (in thousands except unit amounts):

	Three Months Ended June 24, 2011		Three Months Ended June 25, 2010
	DSU Units	Recorded Liability	DSU Units	Recorded Liability
Outstanding Units:
Balance, beginning of period	230,494	$512	92,500	$157
Granted	15,978	—	15,490	—
Redeemed	—	—	—	—
Forfeited	—	—	—	—
Change in liability	—	76	—	33

Balance, end of period	246,472	$588	107,990	$190

16.	Government Assistance

The Company accounts for government grants by recognizing the benefit as a reduction in the related expense in the period incurred when there is reasonable assurance that the grant will be received.

During Fiscal 2007, the Company entered into an agreement with the Government of Canada through Technology Partnerships Canada (“TPC”), intended to provide partial funding for one of the Company’s research and development projects. This agreement has provided funding for reimbursement of up to $6.7 million (Cdn $7.2 million) of eligible expenditures. To date, the Company has received reimbursement of expenses under this agreement totaling $6.7 million, and therefore, will not be recognizing further reimbursements under this agreement in future periods. The TPC grant is repayable in the form of royalties of 2.61% on certain of the Company’s revenues. Royalties are owing for the period from Fiscal 2007 to Fiscal 2016. If at the end of Fiscal 2016, the royalties meet or exceed $14.4 million (Cdn $14.2 million), the royalty obligation ceases. Otherwise, the royalty obligation will continue until cumulative royalties paid equal $14.4 million (Cdn $14.2 million) or until the end of Fiscal 2019, whichever is earlier. Royalty expense will be accrued in the period in which the related sales are recognized. As at June 24, 2011, accrued royalties related to this agreement were $0.7 million (March 25, 2011 - $0.6 million).

As part of the Company’s research and development activities in the U.K. and Europe, the Company enters into research grant agreements with the U.K. government and the European Union. The agreements in place in Fiscal 2012 are for periods between two to three years in length and have a combined total allowable claim of $0.5 million.

During the three month periods ended June 24, 2011, and June 25, 2010, the Company’s research and development expenses were reduced by $37,000 and $61,000, respectively, related to these agreements.

17.	Income Taxes

Income tax expense of $0.7 million was recorded for the first quarter of Fiscal 2012, compared with income tax expense of $0.5 million for the corresponding period in Fiscal 2011. The expense in Fiscal 2012 relates primarily to the utilization of deferred tax assets previously recognized in the U.K.

Based on its current forecast, the Company expects to record an additional $4.2 million in tax expense during the remainder of Fiscal 2012, related to the utilization of deferred tax assets previously recognized in Canada and the U.K.

The income tax expense of $0.5 million in the first quarter of Fiscal 2011 was in relation to the utilization of deferred tax assets previously recognized, offset by a $0.7 million benefit realized for losses utilized by the Company to offset the gain on sale of its Optical Products group (the “Optical Assets”), included in discontinued operations.

The Company establishes a valuation allowance against deferred tax assets when management has determined that it is more likely than not that some or all of its deferred tax assets may not be realized. Based on historical taxable income and uncertainties relating to future taxable income over the periods in which the deferred tax assets are deductible, the Company has established a valuation allowance of $202.4 million as at June 24, 2011 (March 25, 2011 - $204.1 million).

The Company continues to pursue the closure of outstanding audit issues with various governments. The settlement of uncertain tax positions (“UTPs”) during a Fiscal Year will result in either the tax payment or derecognition of the UTPs. Based on the information currently available, the Company expects that the unrecognized tax benefits will decrease by approximately $0.4 million in the next twelve months due to the closing of audits for open tax years.

18.	Pension Plans

The Company has a defined benefit pension plan in Germany.

As at June 24, 2011, the German pension liability of $6.4 million (4.5 million euros) was insured with the Swiss Life Insurance Company. These insurance contracts valued at $6.2 million (4.4 million euros) are recorded as a plan asset, and have been shown net of the pension liability. As the plan asset relates to insurance contracts, the Company does not control the investment strategy and thus cannot influence the return on investments.

The Company also has an unfunded pension liability of $0.2 million in the U.K. related to amounts owing to a former employee of the Company. This is payable over the next six years.

During the first quarter of Fiscal 2011, the Company settled its defined benefit plan in Sweden. The final plan settlement resulted in a loss on pension settlement of $1.9 million in the first quarter of Fiscal 2011. In addition, the Company recognized a gain through OCI relating to the plan settlement of $2.8 million during the first quarter of Fiscal 2011. The Company settled the pension liability effective June 1, 2010 upon transfer to Alecta Pensionsförsäkring. The amount payable on transfer was $14.6 million (113.4 million Swedish krona) plus applicable taxes, and was paid from restricted cash. There is no further liability under this plan.

At the end of the first quarter of Fiscal 2012, the Company had net total pension liabilities of $0.5 million, of which $0.4 million is included in pension liabilities; and $0.1 million as current liabilities, included in employee-related payables.

Net pension expense for the defined benefit plans was as follows (in thousands):

	Three Months Ended
	June 24, 2011	June 25, 2010
Current service cost	$4	$4
Interest cost	52	203
Loss on pension settlement	—	1,880
Expected return on assets	(71)	(62)

Net pension expense	$(15)	$2,025

As of June 24, 2011, the Company made contributions to these pension plans of $Nil (2011 - $Nil).

The Company expects total defined benefit payments to be as follows: Fiscal 2012 - $0.4 million; Fiscal 2013 - $0.4 million; Fiscal 2014 - $0.4 million; Fiscal 2015 - $0.4 million; Fiscal 2016 - $0.4 million; Fiscal 2017 to Fiscal 2020 - $2.2 million.

19.	Discontinued Operations

On May 14 , 2010, the Company completed the sale of substantially all of the assets and business comprising the Optical Assets to Tyco Electronics Corporation, for $15.0 million. The Optical Assets represented operations and cash flows that could be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As the operations and cash flows of the Optical Assets were eliminated from ongoing operations, with the Company having no significant continuing involvement subsequent to May 14, 2010, the Company has reported the results of operations of the Optical Assets in discontinued operations, in accordance with the Presentation of Financial Statements – Discontinued Operations Topic of the FASB ASC. The sale resulted in a gain of $6.5 million, net of tax, during the first quarter of Fiscal 2011.

The carrying amounts at closing of the Optical Assets included in the sale were (in thousands):

May 14, 2010
Inventory	$2,975
Fixed assets	2,102
Intangible assets	345
Other	94

$5,516

The following table shows the results of the Optical Assets which are included as discontinued operations (in thousands):

	Three Months Ended
	June 24, 2011	June 25, 2010
Revenue	$—	$726

Operating income (loss) from discontinued operations	—	(650)
Gain on disposal, net of tax of $1,463	$—	$6,518

Income from discontinued operations	$—	$5,868

The following table shows the cash flows from investing activities in the first quarter of Fiscal 2011 related to the sale of the Optical Assets (in thousands):

Three Months Ended
June 25, 2010

Proceeds on sale	$15,000
Payment of transaction and other costs	(1,491)

Proceeds on sale – net	$13,509

20.	Supplementary Cash Flow Information

The following table summarizes the Company’s other non-cash changes in operating activities (in thousands):

	Three Months Ended
	June 24, 2011	June 25, 2010
Foreign currency loss (gain) on convertible debentures	$(522)	$(565)
Foreign currency loss (gain) on cash and restricted cash	681	1,793
Change in pension liabilities	21	—
Loss on pension settlement	—	1,880
Gain on sale of business	—	(6,518)
Other	28	(26)

Other non-cash changes in operating activities	$208	$(3,436)

21.	Subsequent Events

On June 27, 2011 (the “Redemption Date”), the Company redeemed all of its outstanding Cdn $2.00 Cumulative Redeemable Convertible Preferred Shares, 1983 R&D Series in accordance with the share conditions attaching to those shares.

•

The redemption price provided in the share conditions for each 1983 R&D Series Share was Cdn $25.00 plus accrued and unpaid dividends up to but not including June, 27, 2011, being an amount of Cdn $0.4837 per 1983 R&D Series Share. There were 966,600 1983 R&D Series Shares outstanding at the Redemption Date and the aggregate redemption price was equal to Cdn $24,632,544.

•	The TSX halted trading of the 1983 R&D Series Shares at the opening of business on the Redemption Date and delisted such shares at the close of business on the Redemption Date.

The redemption results in the removal of the preferred shares from the Company’s balance sheet. The difference between the reported balance of the shares at June 24, 2011 and the redemption value of $24.6 million is debited to Additional Paid in Capital during the second quarter of Fiscal 2012.

On July 20, 2011, the Company received an unsolicited non-binding proposal from Microsemi Corporation (“Microsemi”) to acquire all of the outstanding shares of Zarlink for Cdn $3.35 per share in cash.

Zarlink had received two previous unsolicited, non-binding expressions of interest from Microsemi dated May 20, 2011 and June 17, 2011 for Cdn $3.00 and Cdn $3.25 per share. The Zarlink Board of Directors carefully and thoroughly reviewed these non-binding expressions of interest and with the assistance of its financial advisors, RBC Dominion Securities Inc. and Canaccord Genuity Corp., and external legal counsel, unanimously concluded and advised Microsemi that the proposals significantly undervalued Zarlink and its future prospects and were not in the best interests of its stakeholders.

The latest non-binding proposal from Microsemi received July 20, 2011 at Cdn $3.35 per share did not change the conclusion of the Board. The Board considered the July 20, 2011 proposal and unanimously concluded with the assistance of its advisors that it significantly undervalues the Company.

On July 22, 2011, Zarlink’s Board of Directors initiated a process to review a range of strategic alternatives available to Zarlink for enhancing shareholder value. Canaccord Genuity Corp. and RBC Dominion Securities Inc. were retained as financial advisors to provide independent advice.

On July 25, 2011, consistent with the strategic alternatives review process announced by Zarlink to enhance shareholder value, its Board of Directors adopted a limited duration shareholder rights plan (the “Rights Plan”) pursuant to a shareholder rights plan agreement entered into by Zarlink and Computershare Investor Services Inc., as rights agent. The Rights Plan is intended to allow the Board of Directors to effectively enhance shareholder value and to ensure that all shareholders are treated fairly and equally in connection with any take-over bid for Zarlink.

The Rights Plan also prevents any person from acquiring beneficial ownership of the right to vote more than 20% of Zarlink’s outstanding voting shares or from entering into arrangements that have a similar effect.